Exhibit 99.1

News Release
Contact: Ken Dennard / Natalie Hairston Dennard Lascar Investor Relations (713) 529-6600 TCBX@dennardlascar.com

FOR IMMEDIATE RELEASE

THIRD COAST BANCSHARES, INC. REPORTS

THIRD QUARTER 2022 FINANCIAL RESULTS

Record Quarterly Net Income and Net Interest Income

HUMBLE, TX – October 26, 2022 – Third Coast Bancshares, Inc. (NASDAQ: TCBX) (the “Company”, “Third Coast”, “we”, “us”, or “our”), the bank holding company for Third Coast Bank, SSB, today reported its third quarter 2022 financial results.

Third Quarter 2022 Financial and Operational Highlights

•
Loans held for investment grew $223.7 million to $2.97 billion as of September 30, 2022, or 8.1%, over the $2.75 billion reported as of June 30, 2022, and increased $1.36 billion, or 84.4%, over the $1.61 billion reported as of September 30, 2021.
•
Deposits reached $2.98 billion as of September 30, 2022, an increase of $86.1 million, or 3.0%, over the $2.90 billion reported as of June 30, 2022, and $1.17 billion, or 64.3%, over the $1.82 billion reported as of September 30, 2021. Noninterest-bearing deposits declined $2.3 million to $517.3 million and represent 17.3% of total deposits as of September 30, 2022.
•
Total assets reached $3.52 billion as of September 30, 2022, an increase of $158.8 million, or 4.7%, over the $3.36 billion reported as of June 30, 2022, and $1.4 billion, or 68.9%, more than the $2.08 billion reported as of September 30, 2021.
•
Net income totaled $6.8 million, or $0.49 per diluted common share, for the third quarter of 2022, compared to $2.3 million, or $0.16 per diluted common share, for the second quarter of 2022.
•
Book value per share and tangible book value per share(1) increased to $22.93 and $21.51, respectively, at September 30, 2022 compared to $22.43 and $21.00, respectively, at June 30, 2022.
•
Issued 69,400 shares of Series A Convertible Non-Cumulative Preferred Stock and 175,000 warrants to purchase shares of the Company's common stock for gross proceeds of $69.4 million.
•
Opened 15th location in October 2022 with a de novo branch located in the Kingwood area, north of Houston, Texas.

_______________________________

(1)
Non-GAAP financial measure. Please refer to the table titled “GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures” at the end of this press release for a reconciliation of these non-GAAP financial measures.

“Third Coast continues to track in the right direction, reporting another quarter of solid organic growth that demonstrates our well-executed strategy to invest in people that perform at a high level,” stated Bart Caraway, Third Coast’s Chairman, President and Chief Executive Officer. “Record net interest income of $31.4 million, and net income of $6.8 million, resulted from continued operating leverage. Third quarter loans and deposits are up $1.36 billion and $1.17 billion, respectively, over last year. Our asset quality, a key emphasis for our lending culture, remains strong, representing a significant year-over-year reduction in non-performing assets to 0.29% of total assets.

“As we approach our first anniversary as a publicly traded company, we are seeing more demand for our financial products that, in step with our strategic growth plan, advance our efforts to increase quality offerings, including investing in research and development to grow deposits and fee income. We intend to continue to enhance our diversified business model and invest in talent at all levels of the organization so that we can be the leading community bank in the markets we serve.

“Our people are critical to our success. Third Coast is committed to serving our customers, building relationships, cultivating technological evolution, and expanding our markets. Regarding our branch network, we recently opened our 15th branch in Kingwood, just north of Houston. Third Coast is focused on providing the highest quality service and financial products to commercial and retail clients through its 15 branches. I want to thank the expanding Third Coast team once again for their commitment to delivering excellence to our customers and shareholders.

“Looking ahead, we are very excited about the future. Third Coast is poised for growth, especially as we look to bring exciting and beneficial financial products to market. We remain intensely focused on operating performance, which is bolstered by the general health of the Texas economy and improving trends that we are experiencing in our lending portfolio,” concluded Mr. Caraway.

Loan Portfolio and Composition

During the third quarter of 2022, gross loans increased to $2.97 billion as of September 30, 2022, an increase of $223.7 million, or 8.1%, from $2.75 billion as of June 30, 2022, and an increase of $1.36 billion, or 84.4%, from $1.61 billion as of September 30, 2021. The loan growth was well diversified with Real Estate loans up $115.0 million and Commercial loans up $114.4 million from June 30, 2022. PPP loans declined to $1.9 million as of September 30, 2022 from $8.8 million as of June 30, 2022.

Asset Quality

Asset quality improved during the third quarter of 2022 with non-performing assets decreasing to $10.3 million as of September 30, 2022, or 44.6%, from $18.6 million as of September 30, 2021 and down slightly from $11.0 million as of June 30, 2022. The provision for loan losses recorded for the third quarter of 2022 was $2.9 million, which served to increase the allowance to $29.1 million, or 0.98% of the $2.97 billion in gross loans outstanding as of September 30, 2022. Provision expense for the third quarter of 2022 related primarily to provisioning for new loans.

As of September 30, 2022, the nonperforming loans to loans held for investment ratio remains low at 0.35%, which decreased from 0.40% as of June 30, 2022 and 1.05% as of September 30, 2021. During the three months ended September 30, 2022 and 2021, net charge-offs were $457,000 and $146,000 respectively.

Deposits and Composition

Deposits totaled $2.98 billion as of September 30, 2022, an increase of 3.0% from $2.90 billion as of June 30, 2022, and an increase of 64.3% from $1.82 billion as of September 30, 2021. Noninterest-bearing demand deposits decreased from $519.6 million as of June 30, 2022 to $517.3 million as of September 30, 2022, and increased $152.8 million, or 41.9%, from September 30, 2021. Noninterest-bearing demand deposits represented 17.3% of total deposits as of September 30, 2022, down from 17.9% of total deposits as of June 30, 2022, and 20.1% of total deposits as of September 30, 2021. Interest-bearing demand deposits as of September 30, 2022 increased $120.4 million, or 5.7%, from June 30, 2022. The increase was offset by a decrease in savings accounts of $1.2 million, or 3.1%, from June 30, 2022, and decrease in time deposits of $30.8 million, or 13.3%, from June 30, 2022.

The average cost of deposits was 1.31% for the third quarter of 2022, representing a 79 basis point increase from the second quarter of 2022 due primarily to the increase in rates paid on interest-bearing demand deposits. The average cost of deposits for the third quarter of 2022 increased 87 basis points from the third quarter of 2021 due primarily to the increase in rates paid on interest-bearing demand deposits.

Net Interest Margin and Net Interest Income

The net interest margin for the third quarter of 2022 was 3.77% which was unchanged from the second quarter of 2022 and a decrease of 72 basis points from the third quarter of 2021. We recorded excess accretion on purchased loans of $665,000 during the third quarter which increased the net interest margin by approximately 8 basis points. The yield on loans for the third quarter of 2022 was 5.59% compared to 4.73% for the second quarter of 2022. The increase in yield on loans during the third quarter of 2022 was primarily due to increased rates on new loans and an increase of $1.1 million in loan fees during the third quarter.

Net interest income totaled $31.4 million for the third quarter of 2022, an increase of 13.0% from $27.7 million for the second quarter of 2022. Interest income totaled $43.1 million for the third quarter of 2022, an increase of 32.6% from $32.5 million for the second quarter of 2022. Interest and fees on loans increased $9.3 million, or 30.0%, compared to the second quarter of 2022, and increased $16.6 million, or 69.2%, from the third quarter of 2021. Interest expense was $11.7 million for the third quarter of 2022, an increase of $7.0 million, or 146.2% from $4.8 million for the second quarter of 2022 and an increase of 390.1% from $2.4 million for the third quarter of 2021. The increase in interest expense was primarily due to interest paid on interest-bearing deposit accounts, FHLB advances and subordinated debt issued in March 2022.

Noninterest Income and Noninterest Expense

Noninterest income totaled $2.5 million for the third quarter of 2022, compared to $1.3 million for the second quarter of 2022, and $964,000 for the third quarter of 2021. This increase was primarily due to $729,000 in gains on the sales of the guaranteed portions of SBA loans sold and increases in derivative income of $190,000, earnings on bank-owned life insurance of $176,000, and service charges and fees of $155,000 in the third quarter of 2022.

Noninterest expense totaled $22.7 million for the third quarter of 2022 down from $22.8 million for the second quarter of 2022 and up from $17.6 million for the third quarter of 2021. The year-over-year increases were attributed to salary expense related to additional employees hired in 2022 and administrative expenses related to opening of three branches in 2022. The employee headcount increased from 334 as of December 31, 2021 to 369 as of September 30, 2022.

The efficiency ratio was 67.06% for the third quarter of 2022, compared to 78.52% for the second quarter of 2022, and 76.81% for the third quarter of 2021. The improvement in the efficiency ratio was primarily due to the increase in interest and fees on loans.

Net Income and Earnings Per Share

Net income totaled $6.8 million for the third quarter of 2022, compared to $2.3 million for the second quarter of 2022. Basic earnings per share and diluted earnings per share increased to $0.50 per share and $0.49 per share, respectively, in the third quarter of 2022 from $0.17 per share and $0.16 per share, respectively, in the second quarter of 2022.

Private Placement of $69.4 Million of Convertible Preferred Stock

As previously reported, the Company issued 69,400 shares of Series A Convertible Non-Cumulative Preferred Stock at a purchase price of $1,000 per share for aggregate gross proceeds of $69.4 million on September 30, 2022. In addition, the Company issued 175,000 warrants to purchase shares of the Company's common stock, par value $1.00 per share, in connection with the private placement offering.

Earnings Conference Call

Third Coast has scheduled a conference call to discuss third quarter 2022 results, which will be broadcast live over the Internet, on Thursday, October 27, 2022, at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate in the call, dial 201-389-0869 and ask for the Third Coast Bancshares call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.tcbssb.com/events-and-presentations/events. For those who cannot listen to the live call, a replay will be available through November 3, 2022, and may be accessed by dialing 201-612-7415 and using passcode 13733542#. Also, an archive of the webcast will be available shortly after the call at https://ir.tcbssb.com/events-and-presentations/events for 90 days.

About Third Coast Bancshares, Inc.

Third Coast Bancshares, Inc. is a commercially focused, Texas-based bank holding company operating primarily in the Greater Houston, Dallas-Fort Worth, and Austin-San Antonio markets through its wholly owned subsidiary, Third Coast Bank, SSB. Founded in 2008 in Humble, Texas, Third Coast Bank, SSB conducts banking operations through 15 branches and one loan production office encompassing the four largest metropolitan areas in Texas. Please visit https://www.tcbssb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy; interest rate risk and fluctuations in interest rates; our ability to maintain our largest deposit relationships; our ability to grow or maintain our deposit base; our ability to implement our expansion strategy; changes in key management personnel; credit risk associated with our business; and other market conditions and economic trends generally and in the banking industry. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (the “SEC”), and our other filings with the SEC.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures, including “Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets Ratio and Return on Average Tangible Common Equity,” which are supplemental measures that are not required by, or are not presented in accordance with GAAP. Please refer to the table titled “GAAP Reconciliation and Management’s Explanation of Non-GAAP Financial Measures” at the end of this press release for a reconciliation of these non-GAAP financial measures.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	2022			2021
(Dollars in thousands)	September 30	June 30	March 31	December 31	September 30
ASSETS
Cash and cash equivalents:
Cash and due from banks	$216,623	$317,462	$369,782	$326,733	$359,888
Federal funds sold	1,225	2,741	1,538	292	696
Total cash and cash equivalents	217,848	320,203	371,320	327,025	360,584

Interest bearing time deposits in other banks	132	132	132	131	131
Investment securities available-for-sale	160,437	157,261	126,218	26,432	26,431
Loans held for investment	2,972,852	2,749,177	2,447,945	2,068,724	1,612,394
Less: allowance for loan and lease loss	(29,109)	(26,666)	(23,312)	(19,295)	(15,571)
Loans, net	2,943,743	2,722,511	2,424,633	2,049,429	1,596,823
Accrued interest receivable	16,246	12,568	12,648	10,228	10,238
Premises and equipment, net	25,449	22,888	20,846	19,045	18,364
Other real estate owned	-	-	1,666	1,676	1,676
Bank-owned life insurance	60,263	51,919	26,671	26,528	26,382
Non-marketable securities, at cost	27,136	15,213	11,327	7,527	10,905
Deferred tax asset, net	8,097	7,179	4,258	4,123	4,456
Core Deposit Intangible, net	1,171	1,211	1,252	1,292	1,332
Goodwill	18,034	18,034	18,034	18,034	18,034
Other assets	38,289	28,943	21,383	7,942	6,815
Total assets	$3,516,845	$3,358,062	$3,040,388	$2,499,412	$2,082,171

LIABILITIES
Deposits:
Noninterest bearing	$517,265	$519,614	$931,622	$531,401	$364,418
Interest bearing	2,467,049	2,378,650	1,655,547	1,609,798	1,451,533
Total deposits	2,984,314	2,898,264	2,587,169	2,141,199	1,815,951

Accrued interest payable	2,925	1,683	387	437	477
Other liabilities	42,079	26,906	20,122	7,769	8,291
FHLB advances	-	18,000	50,000	50,000	50,250
Note payable - Line of Credit	30,875	30,875	1,000	1,000	1,000
Note payable - Subordinated Debentures, net	80,298	80,367	80,507	-	-
Total liabilities	3,140,491	3,056,095	2,739,185	2,200,405	1,875,969

Commitments and contingencies - ESOP-owned shares	-	-	-	-	2,060

SHAREHOLDERS' EQUITY
Preferred Stock - Series A	69	-	-	-	-
Common stock	13,600	13,543	13,524	13,482	9,387
Additional paid-in capital	317,798	250,413	249,775	249,202	160,725
Retained earnings	47,163	40,393	38,116	36,029	35,675
Accumulated other comprehensive income	(1,177)	(1,283)	887	1,393	1,394
Treasury stock, at cost	(1,099)	(1,099)	(1,099)	(1,099)	(979)
	376,354	301,967	301,203	299,007	206,202
Less: ESOP-owned shares	-	-	-	-	(2,060)
Total shareholders' equity	376,354	301,967	301,203	299,007	204,142
Total liabilities and shareholders' equity	$3,516,845	$3,358,062	$3,040,388	$2,499,412	$2,082,171

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended					Year Ended
	2022			2021		2021
(Dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30	December 31
INTEREST INCOME:
Loans, including fees	$40,498	$31,164	$26,682	$26,226	$23,940	$98,886
Investment securities available-for-sale	1,367	894	276	265	265	1,043
Federal funds sold and other	1,237	451	226	169	194	686
Total interest income	43,102	32,509	27,184	26,660	24,399	100,615

INTEREST EXPENSE:
Deposit accounts	9,727	3,443	1,844	1,913	2,023	8,526
FHLB advances and notes payable	2,020	1,328	130	128	374	1,536
Total interest expense	11,747	4,771	1,974	2,041	2,397	10,062

Net interest income	31,355	27,738	25,210	24,619	22,002	90,553

Provision for loan losses	2,900	3,350	4,000	6,100	2,323	9,923

Net interest income after provision for loan losses	28,455	24,388	21,210	18,519	19,679	80,630

NONINTEREST INCOME:
Service charges and fees	772	617	619	566	559	2,367
Gain on sale of SBA loans	729	98	-	411	175	586
Earnings on bank-owned life insurance	424	248	143	146	145	567
Derivative fees	313	123	706	820	-	820
Other	300	180	198	112	85	538
Total noninterest income	2,538	1,266	1,666	2,055	964	4,878

NONINTEREST EXPENSE:
Salaries and employee benefits	14,719	13,994	13,324	14,029	12,138	48,642
Data processing and network expense	1,256	932	922	786	844	3,060
Occupancy and equipment expense	2,232	1,830	1,873	1,557	1,419	5,367
Legal and professional	1,353	2,001	1,746	1,450	1,164	5,293
Loan operations and other real estate owned expense	284	282	278	275	495	1,963
Advertising and marketing	438	467	427	657	422	1,889
Telephone and communications	122	99	100	115	119	595
Software purchases and maintenance	318	201	198	248	261	852
Regulatory assessments	1,000	956	645	506	252	1,101
Loss on sale of other real estate owned	-	350	-	-	-	344
Other	1,006	1,661	668	464	527	1,919
Total noninterest expense	22,728	22,773	20,181	20,087	17,641	71,025

NET INCOME BEFORE INCOME TAX EXPENSE	8,265	2,881	2,695	487	3,002	14,483

Income tax expense	1,495	604	608	133	617	3,059

NET INCOME	$6,770	$2,277	$2,087	$354	$2,385	$11,424

EARNINGS PER COMMON SHARE:
Basic earnings per share	$0.50	$0.17	$0.16	$0.03	$0.29	$1.45
Diluted earnings per share	$0.49	$0.16	$0.15	$0.03	$0.28	$1.40

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended					Year Ended
	2022			2021		2021
(Dollars in thousands, except share and per share data)	September 30	June 30	March 31	December 31	September 30	December 31

Net Income	$6,770	$2,277	$2,087	$354	$2,385	$11,424

Earnings per share, basic	$0.50	$0.17	$0.16	$0.03	$0.29	$1.45
Earnings per share, diluted	$0.49	$0.16	$0.15	$0.03	$0.28	$1.40
Dividends per share	$-	$-	$-	$-	$-	$-

Return on average assets (A)	0.78%	0.29%	0.32%	0.06%	0.46%	0.55%
Return on average common equity (A)	8.74%	3.01%	2.81%	0.55%	5.41%	6.70%
Return on average tangible common equity (A) (B)	9.32%	3.22%	3.00%	0.59%	6.09%	7.55%
Net interest margin (A) (C)	3.77%	3.77%	4.09%	4.78%	4.49%	4.65%
Efficiency ratio (D)	67.06%	78.52%	75.09%	75.31%	76.81%	74.43%

Capital Ratios
Third Coast Bancshares, Inc. (consolidated):
Total common equity to total assets	8.82%	8.99%	9.91%	11.96%	9.90%	11.96%
Tangible common equity to tangible assets (B)	8.32%	8.47%	9.33%	11.28%	9.06%	11.28%

Third Coast Bank, SSB:
Common equity tier 1 (to risk weighted assets)	13.04%	11.60%	12.36%	12.63%	11.89%	12.63%
Tier 1 capital (to risk weighted assets)	13.04%	11.60%	12.36%	12.63%	11.89%	12.63%
Total capital (to risk weighted assets)	13.87%	12.40%	13.17%	13.54%	12.96%	13.54%
Tier 1 capital (to average assets)	13.29%	12.47%	13.66%	12.27%	8.39%	12.27%

Other Data
Weighted average shares:
Basic	13,490,680	13,454,423	13,385,324	10,724,545	8,099,878	7,874,110
Diluted	13,678,962	13,822,522	13,755,026	11,156,037	8,448,112	8,138,824
Period end shares outstanding	13,521,826	13,464,093	13,445,782	13,403,324	9,313,929	13,403,324
Book value per share	$22.93	$22.43	$22.40	$22.31	$22.14	$22.31
Tangible book value per share (B)	$21.51	$21.00	$20.97	$20.87	$20.06	$20.87

___________

(A) Interim periods annualized.

(B) Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures on pages 12 and 13 of this News Release.

(C) Net interest margin represents net interest income divided by average interest-earning assets.

(D) Represents total noninterest expense divided by the sum of net interest income plus noninterest income. Taxes and provision for loan losses are not part of this calculation.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	September 30, 2022			June 30, 2022			September 30, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate
Assets
Interest-earnings assets:
Investment securities	$180,701	$1,367	3.00%	$112,793	$894	3.18%	$31,588	$265	3.33%
Loans, gross	2,874,857	40,498	5.59%	2,641,330	31,164	4.73%	1,553,517	23,940	6.11%
Federal funds sold and other interest-earning assets	243,471	1,237	2.02%	200,801	451	0.90%	360,723	194	0.21%
Total interest-earning assets	3,299,029	43,102	5.18%	2,954,924	32,509	4.41%	1,945,828	24,399	4.97%
Less allowance for loan losses	(27,504)			(24,818)			(13,466)
Total interest-earning assets, net of allowance	3,271,525			2,930,106			1,932,362
Noninterest-earning assets	184,514			201,734			138,687
Total assets	$3,456,039			$3,131,840			$2,071,049

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,446,443	$9,727	1.58%	$2,222,677	$3,443	0.62%	$1,423,418	$2,023	0.56%
Notes payable and fed funds sold	111,213	1,617	5.77%	83,390	1,208	5.81%	21,278	262	4.89%
FHLB advances	60,176	403	2.66%	46,319	120	1.04%	55,418	112	0.80%
Total interest-bearing liabilities	2,617,832	11,747	1.78%	2,352,386	4,771	0.81%	1,500,114	2,397	0.63%
Noninterest-bearing deposits	498,408			453,936			386,727
Other liabilities	31,707			22,383			9,440
Total liabilities	3,147,947			2,828,705			1,896,281
Shareholders’ equity	308,092			303,135			174,768
Total liabilities and shareholders’ equity	$3,456,039			$3,131,840			$2,071,049
Net interest income		$31,355			$27,738			$22,002
Net interest spread (1)			3.40%			3.60%			4.34%
Net interest margin (2)			3.77%			3.77%			4.49%

___________

(1) Net interest spread is the average yield on interest earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) Interest earned/paid includes accretion of deferred loan fees, premiums and discounts.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Nine Months Ended
	September 30, 2022			September 30, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid(3)	Average Yield/ Rate
Assets
Interest-earnings assets:
Investment securities	$115,705	$2,537	2.93%	$27,400	$778	3.80%
Loans, gross	2,577,324	98,344	5.10%	1,603,555	72,660	6.06%
Federal funds sold and other interest-earning assets	236,552	1,914	1.08%	282,065	517	0.25%
Total interest-earning assets	2,929,581	102,795	4.69%	1,913,020	73,955	5.17%
Less allowance for loan losses	(24,265)			(13,211)
Total interest-earning assets, net of allowance	2,905,316			1,899,809
Noninterest-earning assets	169,473			114,310
Total assets	$3,074,789			$2,014,119

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$2,279,048	$15,014	0.88%	$1,400,424	$6,613	0.63%
Notes payable	65,898	2,848	5.78%	29,475	1,080	4.90%
FHLB advances	52,202	630	1.61%	53,115	328	0.83%
Total interest-bearing liabilities	2,397,148	18,492	1.03%	1,483,014	8,021	0.72%
Noninterest-bearing deposits	351,002			380,645
Other liabilities	22,361			9,134
Total liabilities	2,770,511			1,872,793
Shareholders’ equity	304,278			141,326
Total liabilities and shareholders’ equity	$3,074,789			$2,014,119
Net interest income		$84,303			$65,934
Net interest spread (1)			3.66%			4.45%
Net interest margin (2)			3.85%			4.61%

___________

(1) Net interest spread is the average yield on interest earning assets minus the average rate on interest-bearing liabilities.

(2) Net interest margin represents net interest income divided by average interest-earning assets.

(3) Interest earned/paid includes accretion of deferred loan fees, premiums and discounts.

Third Coast Bancshares, Inc. and Subsidiary

Financial Highlights

(unaudited)

	Three Months Ended
	2022			2021
(Dollars in thousands)	September 30	June 30	March 31	December 31	September 30
Period-end Loan Portfolio:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$529,046	$508,864	$477,573	$383,941	$361,467
Non-farm non-residential non-owner occupied	490,503	464,530	463,618	445,308	345,360
Residential	283,432	273,415	225,649	213,264	179,971
Construction, development & other	500,879	440,925	414,653	320,335	124,548
Farmland	22,770	23,895	13,467	9,934	8,309
Commercial & industrial	1,029,231	914,845	756,005	611,348	538,551
Consumer	3,728	3,706	3,304	4,001	4,417
Other	113,263	118,997	93,676	80,593	49,771
Total loans	$2,972,852	$2,749,177	$2,447,945	$2,068,724	$1,612,394

Asset Quality:
Nonaccrual loans	$9,439	$9,806	$9,896	$10,030	$11,077
Loans > 90 days and still accruing	98	387	40	278	561
Restructured loans--accruing	781	785	790	5,295	5,319
Total nonperforming loans	$10,318	$10,978	$10,726	$15,603	$16,957
Other real estate owned	-	-	1,666	1,676	1,676
Total nonperforming assets	$10,318	$10,978	$12,392	$17,279	$18,633

QTD Net charge-offs (recoveries)	$457	$(4)	$(17)	$2,376	$146

Nonaccrual loans:
Real estate loans:
Commercial real estate:
Non-farm non-residential owner occupied	$921	$964	$986	$1,008	$1,032
Non-farm non-residential non-owner occupied	309	323	334	346	353
Residential	111	116	121	127	133
Construction, development & other	227	232	238	244	251
Farmland	-	-	-	-	-
Commercial & industrial	7,846	8,165	8,210	8,297	9,162
Consumer	20	-	-	-	-
Other	-	-	-	-	-
Purchased credit impaired	5	6	7	8	146
Total nonaccrual loans	$9,439	$9,806	$9,896	$10,030	$11,077

Asset Quality Ratios:
Nonperforming assets to total assets	0.29%	0.33%	0.41%	0.69%	0.89%
Nonperforming loans to total loans	0.35%	0.40%	0.44%	0.75%	1.05%
Allowance for loan losses to total loans	0.98%	0.97%	0.95%	0.93%	0.97%
QTD Net charge-offs(recoveries) to average loans (annualized)	0.06%	0.00%	0.00%	0.53%	0.04%

Third Coast Bancshares, Inc. and Subsidiary

GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures

(unaudited)

Our accounting and reporting policies conform to GAAP (generally accepted accounting principles) and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional financial measures discussed in this earnings release as being non-GAAP financial measures. Specifically, we review “Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets Ratio, and Return on Average Tangible Common Equity” for internal planning and forecasting purposes. We classify a financial measure as a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.

The non-GAAP financial measures that we discuss in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this earnings release may differ from that of other companies reporting measures with similar names. It is important to understand how other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this earnings release when comparing such non-GAAP financial measures.

	Three Months Ended					Year Ended
	2022			2021		2021
(Dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30	December 31
Tangible Common Equity:
Total shareholders' equity	$376,354	$301,967	$301,203	$299,007	$206,202	$299,007
Less: Preferred stock including additional paid in capital	66,273	-	-	-	-	-
Total common equity	310,081	301,967	301,203	299,007	206,202	299,007
Less: Goodwill and core deposit intangibles, net	19,205	19,245	19,286	19,326	19,366	19,326
Tangible common equity	$290,876	$282,722	$281,917	$279,681	$186,836	$279,681

Common shares outstanding at end of period	13,521,826	13,464,093	13,445,782	13,403,324	9,313,929	13,403,324

Book Value Per Share	$22.93	$22.43	$22.40	$22.31	$22.14	$22.31
Tangible Book Value Per Share	$21.51	$21.00	$20.97	$20.87	$20.06	$20.87

Tangible Assets:
Total assets	$3,516,845	$3,358,062	$3,040,388	$2,499,412	$2,082,171	$2,499,412
Adjustments: Goodwill and core deposit intangibles, net	19,205	19,245	19,286	19,326	19,366	19,326
Tangible assets	$3,497,640	$3,338,817	$3,021,102	$2,480,086	$2,062,805	$2,480,086

Total Common Equity to Total Assets	8.82%	8.99%	9.91%	11.96%	9.90%	11.96%
Tangible Common Equity to Tangible Assets	8.32%	8.47%	9.33%	11.28%	9.06%	11.28%

	Three Months Ended					Year Ended
	2022			2021		2021
(Dollars in thousands, except per share data)	September 30	June 30	March 31	December 31	September 30	December 31
Average Tangible Common Equity:
Average shareholders' equity	$308,092	$303,135	$301,537	$257,583	$174,768	$170,630
Less: Average preferred stock including additional paid in capital	720	-	-	-	-	-
Average common equity	307,372	303,135	301,537	257,583	174,768	170,630
Less: Average goodwill and core deposit intangibles, net	19,225	19,265	19,306	19,343	19,383	19,404
Average tangible common equity	$288,147	$283,870	$282,231	$238,240	$155,385	$151,226

Net Income	$6,770	$2,277	$2,087	$354	$2,385	$11,424

Return on Average Common Equity	8.74%	3.01%	2.81%	0.55%	5.41%	6.70%
Return on Average Tangible Common Equity	9.32%	3.22%	3.00%	0.59%	6.09%	7.55%